UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

914 N Jefferson Street Springdale, Arkansas	72764
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (479) 756-7400

Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Compensatory Arrangements of Certain Officers.

On March 12, the Company entered into Employment Agreements with Joe G. Brooks, Chairman and CEO, Timothy D. Morrison, President, and J. R. Brian Hanna, Chief Financial Officer. Mr. Brooks’ agreement is effective March 12, 2012 and expires on March 12, 2015 while those of the President and Chief Financial Officer are effective January 1, 2012 and expire on January 1, 2015. All three agreements automatically renew on the same terms and conditions for additional one-year periods unless the Company or Executive gives the other party written notice of its election not to renew the Employment Period at least 60 days prior to the renewal date.

The Employment Agreements provide that Messrs. Brooks, Morrison, and Hanna will each receive an annual base salary of $230,000, $235,000, and $220,000 respectively with an annual bonus potential for each based on performance goals and criteria approved by the Compensation Committee of the Board of Directors of the Company. All three executives are eligible to participate in the Company’s equity incentive plan which will be subject to customary vesting, buy back, and other provisions as determined by the Compensation Committee.

The Employment Agreements also contain confidentiality provisions as well as covenants not to compete for a period of one year following employment termination in addition to severance for termination without cause.

The foregoing description is qualified in its entirety by reference to the Employment Agreements, copies of which are filed herewith as Exhibits10.1, 10.2, and 10.3 and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

10.1	Employment Agreement – Joe G. Brooks
10.2	Employment Agreement – Timothy Morrison
10.3	Employment Agreement – J.R. Brian Hanna

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:   /s/     Joe G. Brooks
Joe G. Brooks
Chairman and Chief Executive Officer

Date: March 15, 2012